Exhibit 99.1

                  Summary of Morone Compensation Terms

Position President, effective on such date during the period from July 1, 2005 through September 1, 2005 as the Executive shall designate (the "Effective Date"); Dr. Morone will also become Chief Executive Officer on January 1, 2006.

Term Employment at will. Employment may be terminated by Dr. Morone or Albany International Corp. ("the Company") at any time.

Salary Initial base salary at the rate of $600,000 per year. Salary shall be subject to adjustment from time-to-time in the same manner as for other executive officers. Salaries of executive officers are customarily adjusted in April of each year.

Bonus Dr. Morone will be eligible for a cash bonus for 2005 under the Company's existing annual cash bonus program for senior management. Under this program, Dr. Morone's 2005 target bonus will be equal to 50% of his actual 2005 base compensation, pro-rated for the period during 2005 when he is actually employed. The Compensation Committee of the Company's Board of Directors has determined that 2005 executive bonuses (to be determined and paid during early 2006) will be based on Company performance with respect to operating income, share of market and management of inventories and accounts receivable. The Committee retains the right to exercise its discretion, after the end of 2005, as in prior years, to determine to what extent the cash bonuses of Dr. Morone and the other executive officers are earned, and reserves the right to take individual performance factors into account, and to employ subjective and objective criteria. Dr. Morone will be eligible thereafter to participate in any annual executive cash bonus program, as the same may be amended, modified or terminated by the Company, in accordance with its terms.

Restricted
Stock Units       30,000 stock units with a grant date of the Effective Date, granted pursuant to the Company's Restricted Stock Unit Plan.
                  Pursuant to the Plan, each unit vests (and is immediately paid in cash) as to 20% of the units awarded on each of the first five anniversaries of the date of grant, if Dr. Morone remains employed by the Company. In the event of termination of employment after age 62 or upon death, disability or involuntary termination, one-half of all unvested units automatically vest and are paid. These units will otherwise be subject to the terms of the Restricted Stock Unit Plan pursuant to which they are awarded, as well as the terms of the Company's 2003 Form of Restricted Stock Unit Award, each of which has been filed with the SEC. Payment upon vesting is determined by the average closing price of the Company's Class
                  A Common Stock during a specified period prior to vesting.
                  Based upon the closing stock price of $31.20 on May 12, the units would have an aggregate value of $936,000 and an annual value of $187,200. In the event of any inconsistency between this Summary and the Plan or Form or Award, the Plan and Form of Award shall govern. It is anticipated that Incentive
                  Compensation for 2006 and subsequent periods will be in the form of such performance-based incentive awards as the Compensation Committee shall determine.

Initial Payment   Dr. Morone will receive an initial, one-time cash payment, on the Effective Date, in the amount of $425,000, which amount shall be reduced by any amount paid or payable to Dr. Morone with respect to the "Deferred Compensation Agreement" between Dr. Morone and Bentley College.

Benefits Dr. Morone will be entitled to four weeks vacation with pay per year (two weeks for the remainder of 2005) unless the Company's vacation policy applicable to executive officers provides for a greater period. Dr. Morone will otherwise be eligible to participate in all of the Company's employee benefit plans, policies and arrangements applicable to other executive officers generally, including, without limitation, relocation, 401(k), health-care, vision, life insurance and disability; in each case, as the same may exist from time to time.

Perquisites       Dr. Morone will be eligible to receive such perquisites as are from time-to-time made generally available to senior executives of the Company. Such perquisites currently include subsidies for country-club membership and financial planning assistance from AYCO, but do not include Company cars. All perquisites are taxable.

Severance         In the event that Dr. Morone's employment is terminated by the
                  Company at any time for any reason other than Cause, Dr.
                  Morone shall be entitled to an amount equal to twice Dr.
                  Morone's annual base salary at the time of termination. For this purpose, termination "by the Company" shall not include termination as the result of death or Disability.

Defined Terms "Cause" shall be deemed to exist if a majority of the members of the Board determine that Dr. Morone has (i) caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his duties;
                  (ii) not made a good faith effort to carry out his duties;
                  (iii) wrongfully and substantially enriched himself at the expense of the Company; or (iv) been convicted of a felony.

                  "Disability" shall be deemed to exist if (i) by reason of mental or physical illness Dr. Morone has not performed his or her duties for a period of six consecutive months; and (ii) Dr. Morone does not return to the performance of his duties within thirty days after written notice is given by Company that Dr. Morone has been determined by the Board of Directors to be "Disabled" under the Company's long term disability policy.


                                       2